Exhibit 99.1

TRG Latin America Acquisitions Corp. Announces Closing of Partial Exercise of IPO Over-Allotment Option

New York, NY, March 27, 2026 (GLOBE NEWSWIRE) – TRG Latin America Acquisitions Corp. (the “Company”) (NASDAQ: TRGSU), announced today that the underwriter of its previously consummated initial public offering has partially exercised its option to purchase an additional 632,000 units at the public offering price of $10.00 per unit, resulting in additional gross proceeds of $6,320,000. The underwriter has a remaining option to purchase up to 2,368,000 additional units.

After giving effect to this partial exercise of the over-allotment option, the total number of units sold in the public offering increased to 20,632,000 units, resulting in total gross proceeds of $206,320,000 for the Company’s initial public offering.

Each unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “TRGS” and “TRGSR,” respectively.

Santander acted as sole book-running manager for the offering.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on February 25, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Investor Relations Team

TRGIR@rohatyngroup.com